                                                                   EXHIBIT 10.28

                        PURCHASE AND SALE AGREEMENT





                        AMERICAN CYANAMID COMPANY,

                                  Seller




                                    TO




                  WELLSFORD COMMERCIAL PROPERTIES, L.L.C.

                                   Buyer








DATED:  November __, 1996

                                  * * * *


     The mailing, delivery or negotiation of this Agreement by Seller or its agent or attorney shall not be deemed an offer by Seller to enter into any transaction or to enter into any other relationship, whether on the terms contained herein or on any other terms. This Agreement shall not be binding upon Seller, nor shall Seller have any obligations or liabilities or Buyer any rights with respect thereto, or with respect to the Property, unless and until Seller has executed and delivered this Agreement. Until such execution and delivery of this Agreement, Seller may terminate all negotiation and discussion of the subject matter hereof, without cause and for any reason, without recourse or liability.

                                 * * * *

                        PURCHASE AND SALE AGREEMENT

                             TABLE OF CONTENTS

                                                                      Page

RECITALS

ARTICLE 1.     DEFINITIONS

               Section 1.1.    Agreement. . . . . . . . . . . . . . . . 2
               Section 1.2.    Assumed Permits. . . . . . . . . . . . . 2
               Section 1.3.    Award. . . . . . . . . . . . . . . . . . 2
               Section 1.4.    Broker . . . . . . . . . . . . . . . . . 2
               Section 1.5.    Casualty . . . . . . . . . . . . . . . . 2
               Section 1.6.    Casualty Insurance . . . . . . . . . . . 2
               Section 1.7.    Closing. . . . . . . . . . . . . . . . . 2
               Section 1.8.    Closing Date . . . . . . . . . . . . . . 3
               Section 1.9.    Complex. . . . . . . . . . . . . . . . . 3
               Section 1.10.   Complex Records. . . . . . . . . . . . . 3
               Section 1.11.   Down Payment . . . . . . . . . . . . . . 3
               Section 1.12.   1800 Complex . . . . . . . . . . . . . . 3
               Section 1.13.   Escrow Agent . . . . . . . . . . . . . . 3
               Section 1.14    Evaluation Period. . . . . . . . . . . . 3
               Section 1.15.   Hazardous Substances . . . . . . . . . . 4
               Section 1.16.   Headquarters Complex . . . . . . . . . . 4
               Section 1.17.   Indemnify. . . . . . . . . . . . . . . . 4
               Section 1.18.   Land . . . . . . . . . . . . . . . . . . 5
               Section 1.19.   Maximum Amount . . . . . . . . . . . . . 5
               Section 1.20.   Permits. . . . . . . . . . . . . . . . . 5
               Section 1.21.   Purchase Price . . . . . . . . . . . . . 5
               Section 1.22.   Purchase Transactions. . . . . . . . . . 5
               Section 1.23.   Repair . . . . . . . . . . . . . . . . . 5
               Section 1.24.   Seller's Knowledge . . . . . . . . . . . 5
               Section 1.25    1700 Complex . . . . . . . . . . . . . . 6
               Section 1.26.   Survey . . . . . . . . . . . . . . . . . 6
               Section 1.27.   Taking . . . . . . . . . . . . . . . . . 6
               Section 1.28.   Tangible Personal Property . . . . . . . 6
               Section 1.29.   Title Exceptions . . . . . . . . . . . . 7
               Section 1.30.   Transferred Assets . . . . . . . . . . . 7
               Section 1.31.   Violations . . . . . . . . . . . . . . . 7
               Section 1.32.   Wiring Instructions. . . . . . . . . . . 7

ARTICLE 2.     AGREEMENT TO SELL AND PURCHASE

               Section 2.1.    Agreement to Sell
                               and Purchase . . . . . . . . . . . . . . 8

ARTICLE 3.     PURCHASE PRICE AND ASSUMPTION OF PERMITS

               Section 3.1.    Purchase Price . . . . . . . . . . . . . 8
               Section 3.2.    Assumption of Permits. . . . . . . . . .13

ARTICLE 4.     CLOSING; CLOSING OBLIGATIONS; CONDITIONS
               TO CLOSING

               Section 4.1.    Closing. . . . . . . . . . . . . . . .  13

               Section 4.2.    Seller's Closing Obligations . . . . . .14
               Section 4.3.    Buyer's Closing Obligations. . . . . .  16
               Section 4.4.    Conditions to Buyer's
                               Obligation to Close. . . . . . . . . . .17
               Section 4.5.    Conditions to Seller's . . . . . . . . . .
                               Obligation to Close. . . . . . . . . .  18
               Section 4.6.    Seller Default . . . . . . . . . . . . .19

ARTICLE 5.     [INTENTIONALLY OMITTED]

ARTICLE 6.     CONTINGENCIES

               Section 6.1.    ISRA . . . . . . . . . . . . . . . . .  20
               Section 6.2     Due Diligence. . . . . . . . . . . . . .20
               Section 6.3     Waiver . . . . . . . . . . . . . . . .  21

ARTICLE 7.     TITLE

               Section 7.1.    Title Report and Survey. . . . . . . . .22
               Section 7.2.    Seller's Right to Extend . . . . . . . . .
                               Closing. . . . . . . . . . . . . . . .  23
               Section 7.3.    Limitation on Seller's . . . . . . . . . .
                               Title Obligations. . . . . . . . . . .  24
               Section 7.4.    Buyer's Right to Accept Title. . . . .  24
               Section 7.5.    Severability . . . . . . . . . . . . . .26

ARTICLE 8.     BUYER'S RIGHT OF ACCESS

               Section 8.1.    Buyer's Access . . . . . . . . . . . .  26
               Section 8.2.    Buyer's Access to Records. . . . . . .  27
               Section 8.3.    Buyer's Indemnity. . . . . . . . . . .  28
               Section 8.4.    Buyer's Insurance. . . . . . . . . . .  28
               Section 8.5.    Survival of Buyer's Obligations. . . .  29

ARTICLE 9.     ENVIRONMENTAL MATTERS

               Section 9.1.    Fuel Storage Tank. . . . . . . . . . .  29
               Section 9.2.    Asbestos . . . . . . . . . . . . . . .  30
               Section 9.3.    Environmental Matters. . . . . . . . .  32

ARTICLE 10.    REPRESENTATIONS AND WARRANTIES

               Section 10.1.   Seller's Representations . . . . . . .  34
               Section 10.2.   Complex to be Sold "As Is" . . . . . .  39
               Section 10.3.   Buyer's Representations. . . . . . . .  41
               Section 10.4.   Survival of Representations. . . . . . . .
                               and Warranties and No Third
                               Party Beneficiaries. . . . . . . . . .  42

ARTICLE 11.    ADJUSTMENTS AND EXPENSES

               Section 11.1.   Buyer's Expenses . . . . . . . . . . . .42
               Section 11.2.   Seller's Expenses. . . . . . . . . . .  43
               Section 11.3.   Proration Adjustments. . . . . . . . .  43
               Section 11.4.   Assessments; Tax Adjustment. . . . . .  44

ARTICLE 12.    COVENANTS PENDING CLOSING

               Section 12.1.   Covenants Pending Closing. . . . . . .  46

ARTICLE 13.    FIRE AND OTHER CASUALTY

               Section 13.1.   Seller's Obligation to Insure. . . . . .48
               Section 13.2.   Procedure Upon Casualty. . . . . . . . .48
               Section 13.3.   Provisions of Article 13 . . . . . . .  51

ARTICLE 14.    CONDEMNATION

               Section 14.1.   Notice to Buyer. . . . . . . . . . . .  51
               Section 14.2.   Taking and Termination . . . . . . . . .51
               Section 14.3.   Taking Without Termination . . . . . .  52

ARTICLE 15.    BROKER

               Section 15.1.   Broker . . . . . . . . . . . . . . . .  53

ARTICLE 16.    MISCELLANEOUS PROVISIONS

               Section 16.1.   Access to Books and Records. . . . . . .54
               Section 16.2.   Time Periods . . . . . . . . . . . . .  55
               Section 16.3.   Recordation and Assignment . . . . . .  55
               Section 16.4.   Applicable Law . . . . . . . . . . . .  56
               Section 16.5.   Entire Agreement . . . . . . . . . . .  56
               Section 16.6.   All Amendments in Writing. . . . . . .  56
               Section 16.7.   Invalidity . . . . . . . . . . . . . .  56
               Section 16.8.   Notices. . . . . . . . . . . . . . . .  57
               Section 16.9.   Calendar Days. . . . . . . . . . . . .  58
               Section 16.10.  Like Kind Exchange . . . . . . . . . . .58
               Section 16.11.  Right of Partial Termination/
                               Severability . . . . . . . . . . . . . .59
               Section 16.12.  Seller Indemnity . . . . . . . . . . . .62

EXHIBIT A      The Land

EXHIBIT B      [Intentionally Left Blank]

EXHIBIT C      Permits

EXHIBIT D      [Intentionally Left Blank]

EXHIBIT E      Bill of Sale to the Tangible Property

EXHIBIT F      Assignment of Permits

EXHIBIT G      Tax Bills

                        PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made as of November ___, 1996, by and between AMERICAN CYANAMID COMPANY, a Maine corporation having an office at Five Giralda Farms, Madison, New Jersey 07940 ("Seller"), and WELLSFORD COMMERCIAL PROPERTIES, L.L.C., a Delaware limited liability company, having an office at 610 Fifth Avenue, New York, New York 10020 ("Buyer").
     WHEREAS, Seller owns the land and improvements commonly known as (i) the American Cyanamid Headquarters Facility, located at One Cyanamid Plaza, Wayne, New Jersey and (ii) the office buildings located at 1700 and 1800 Valley Road, Wayne, New Jersey, each consisting of certain lands with the improvements thereon, as more particularly described in the legal descriptions attached as Exhibits A-1; A-2 and A-3; and
     WHEREAS, Seller desires to sell such land, improvements and other related assets to Buyer, and Buyer desires to purchase such property and assets from Seller, on and subject to the terms and conditions of this Agreement.

                                 ARTICLE 1

                                DEFINITIONS


     In this Agreement, the following terms have the meanings set forth below:
     Section 1.1. "Agreement" means this Purchase and Sale Agreement, as it may be amended pursuant to the terms hereof.
     Section 1.2.  "Assumed Permits" has the meaning set forth in Section
3.2 of this Agreement.
     Section 1.3. "Award" has the meaning set forth in Section 14.2 of this Agreement.
     Section 1.4.  "Broker" shall mean The Garibaldi Group.
     Section 1.5. "Casualty" has the meaning set forth in Section 13.2 of this Agreement.
     Section 1.6.  "Casualty Insurance" has the meaning set forth in
Section 13.1. of this Agreement.
     Section 1.7. "Closing" means the closing of the purchase and sale of the Transferred Assets contemplated by this Agreement.
     Section 1.8. "Closing Date" has the meaning set forth in Section 4.1 of this Agreement.
     Section 1.9. "Complex" means the Land and all of the improvements located thereon including (i) the Headquarters Complex (as defined below),
(ii) the 1700 Complex (as defined below) and (iii) the 1800 Complex (as defined below).
     Section 1.10. "Complex Records" has the meaning set forth in Section 8.2(a) of this Agreement.
     Section 1.11. "Down Payment" has the meaning set forth in Section 3.1(a) of this Agreement.
     Section 1.12. "1800 Complex" means the Land and improvements known as 1800 Valley Road, as described in Exhibit A-3.
     Section 1.13. "Escrow Agent" means Chicago Title Insurance Company or such other entity as may be designated as such by the parties.
     Section 1.14.  "Evaluation Period" has the meaning set forth in
Section 6.2 of this Agreement.
     Section 1.15. "Hazardous Substances" means those substances identified as "toxic substances", "hazardous substances", or "hazardous wastes" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Sec. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C., Sec. 6901, et seq., and the Toxic Substance Control Act of 1976, as amended, 15 U.S.C., Sec. 2601, et seq., and all other applicable federal, state and local laws and ordinances governing similar matters; and any regulations adopted and publications promulgated pursuant thereto.
     Section 1.16. "Headquarters Complex" means the Land and improvements located at One Cyanamid Plaza, Wayne, New Jersey, as described in Exhibit A-1.
     Section 1.17. "Indemnify" means to defend, indemnify and save harmless against the particular referenced claims, liabilities, obligations, losses, damages and penalties, and to pay all costs and expenses (including reasonable attorneys' fees, reasonable expert witness fees and consultants' fees and other reasonable costs of defense) incurred by the particular referenced indemnitee(s).
     Section 1.18. "Land" means those certain parcels of land described on Exhibits A-1; A-2 and A-3 (including all rights, development rights, privileges, easements and appurtenances thereunto).
     Section 1.19  "Maximum Amount" means $1,000,000.
     Section 1.20 "Permits" means the licenses, franchises, certifications, authorizations, approvals and permits used in or relating to the ownership or operation of the Complex as listed in Exhibit C annexed hereto, or any other such permit which is assignable by Seller to Buyer.
     Section 1.21.  "Purchase Price" has the meaning set forth in Section
3.1 of this Agreement.
     Section 1.22.  "Purchase Transactions" has the meaning set forth in
Section 15.1 of this Agreement.
     Section 1.23. "Repair" has the meaning set forth in Section 13.2 of this Agreement.
     Section 1.24. "Seller's Knowledge" means the actual knowledge without independent inquiry of the following employees of Seller or its parent corporation, American Home Products Corporation, who Seller represents are all of the persons having direct responsibility for the Complex and the subject matter of this Agreement: James Parr, Steven Meszaros, Brian Sullivan, Thomas Gortych and Kenneth Koneval.
     Section 1.25. "1700 Complex" means the Land and improvements known as 1700 Valley Road, as described in Exhibit A-2.
     Section 1.26. "Survey" means the current survey of the Property delivered by Buyer to Seller pursuant to the provisions of Section 7.1.
     Section 1.27. "Taking" means any taking by condemnation or by exercise of the power of eminent domain.
     Section 1.28. "Tangible Personal Property" means all carpeting, wall coverings, kitchen equipment, furniture, fixtures, machinery and other equipment affixed to or located on the Complex on the date of this Agreement, but excluding, however, any furniture, furnishings, trade fixtures, equipment, apparatus, appliances and other articles of personal property designated by Seller or Buyer by written notice given within thirty (30) days after the date of this Agreement to be retained by Seller, which items of personal property shall be removed by Seller from the Complex prior to Closing. The foregoing notwithstanding, Seller agrees not to designate for retention any auditorium seats, lighting and audio system, kitchen equipment, cafeteria furniture, built-in reception desks, floor-to-ceiling modular walls, light fixtures and bulbs, electrical outlets, tools, hand carts, spare parts, extra doors or lock sets, duct work, elevator mats, or other similar parts, supplies or personal property used in the operation of the Complex, including, but not limited to the items contained in the marketing materials for the Complex delivered to Buyer by Broker, which shall be conveyed to Buyer as part of the Transferred Assets.
     Section 1.29.  "Title Exceptions" has the meaning set forth in Section
7.1 of this Agreement.
     Section 1.30.  "Transferred Assets" has the meaning set forth in
Section 2.1 of this Agreement.
     Section 1.31. "Violations" has the meaning set forth in Section 10.1(c)(ii) of this Agreement.
     Section 1.32. "Wiring Instructions" shall mean a wire transfer of federal funds to an account to be designated by Seller at or prior to Closing.
                                 ARTICLE 2

                      AGREEMENT TO SELL AND PURCHASE


     Section 2.1. Agreement to Sell and Purchase. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following assets (the "Transferred Assets"):
          (a)  the Complex.
          (b)  the Tangible Personal Property.
          (c) subject to the provisions of Section 3.2, all right, title and interest of Seller under the Permits.
                                 ARTICLE 3
                 PURCHASE PRICE AND ASSUMPTION OF PERMITS

     Section 3.1. Purchase Price. In consideration of the sale of the Transferred Assets to Buyer, Buyer shall pay to Seller, subject to the proration adjustments provided for in Section 11.3, the sum of SIXTEEN MILLION DOLLARS ($16,000,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows:
          (a) To secure the performance of Buyer's obligations under this Agreement, Buyer shall deposit with the Escrow Agent, within ten (10) days after the execution of this Agreement by both parties, a down payment against the Purchase Price in the amount of ONE MILLION DOLLARS ($1,000,000.00) (such sum, together with accrued interest thereon is hereafter referred to as the "Down Payment"). The Down Payment shall be held by the Escrow Agent in an interest bearing account with a federally insured banking institution reasonably acceptable to Seller and Buyer.
          (b) If, after having failed to terminate this Agreement pursuant to the provisions of Article 6, and after all of the other preconditions to Closing have been satisfied or waived, Buyer fails to close title as required under this Agreement and Seller is not itself in default under this Agreement, the Escrow Agent shall, upon the written request of Seller with a copy thereof delivered to Buyer, deliver to Seller the full amount of the Down Payment made by Buyer. The parties agree that if Buyer fails to perform this Agreement, Seller's damages would be difficult to estimate. Therefore, the parties agree that the forfeiture of the Down Payment shall constitute liquidated damages for Buyer's failure and Buyer shall have no further liability to Seller beyond such forfeiture, except with respect to its indemnity and other obligations under Articles 8, 9 and 15; provided, however, that, if the Down Payment is forfeited to Seller hereunder by reason of a breach of this Agreement by Buyer, the liability of Buyer under Articles 8, 9 and 15 shall be limited to the portion of claims or damages in excess of the amount of the forfeited Down Payment. To the extent not theretofore applied pursuant to this Section 3.1, the Down Payment will be
(i) credited against the Purchase Price at Closing, or (ii) returned to Buyer if title fails to close for any reason other than Buyer's failure to perform, as provided above. If Buyer fails to pay the Down Payment to Escrow Agent within the time period provided in subsection (a) above, Seller shall have the right to terminate this Agreement on five (5) days written notice to Buyer, unless Buyer makes such payment within such five
(5) day period. Upon such termination, all rights and obligations hereunder shall terminate.
          (c) An amount at Closing equal to FIFTEEN MILLION DOLLARS ($15,000,000.00), minus the accrued interest on the Down Payment, plus or minus the net proration adjustment provided for in Section 11.3, to be made in accordance with the Wiring Instructions.
          (d) The parties agree to execute all federal, state and local transfer declarations consistent with the foregoing. Seller shall apply such portion of the proceeds of the Purchase Price at Closing as is necessary to fulfill any obligation of Seller to discharge liens and charges against any of the Transferred Assets.
          (e) The Escrow Agent shall not be liable to any party for any act or omission, except for bad faith or gross negligence, and the parties agree to Indemnify the Escrow Agent with respect to its activities under this Agreement. The parties acknowledge that the Escrow Agent is acting solely as a stake holder for their mutual convenience. If the Escrow Agent receives a written notice of a dispute between the parties with respect to the Down Payment, the Escrow Agent shall not be bound to release and deliver the Down Payment to either party, but may either (i) continue to hold the Down Payment until otherwise directed in a writing signed by both of the parties hereto, or (ii) deposit the Down Payment with the clerk of any court of competent jurisdiction. Upon such deposit, the Escrow Agent will be released from all duties and responsibilities hereunder.
          (f) The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to the Down Payment, the Complex or the subject matter of this Agreement, unless requested to do so by Seller or Buyer and indemnified by the requesting party to its satisfaction against the cost and expense of such defense.
The Escrow Agent shall not be required to institute legal proceedings of any kind and shall have no responsibility for the genuineness or validity of any document or other item deposited with it or the collectibility of any check delivered in connection with this Agreement. The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been signed by the proper parties. The fees of the Escrow Agent shall be paid by Buyer.
     Section 3.2. Assumption of Permits. At the Closing, Buyer shall determine which of the Permits it desires to maintain with respect to the Complex (the "Assumed Permits"). Seller and Buyer shall thereupon execute an assignment of such Permits in the form annexed hereto as Exhibit F. Seller shall Indemnify Buyer against all obligations and liabilities with respect to the Permits arising prior to the Closing, and Buyer agrees to Indemnify Seller against all obligations and liabilities with respect to the Assumed Permits arising on and after Closing. Also, Buyer shall be responsible at its expense for the transfer of the Assumed Permits to it and Seller shall cooperate with such transfer, such cooperation to include the execution of any necessary documentation.
                                 ARTICLE 4

            CLOSING; CLOSING OBLIGATIONS; CONDITIONS TO CLOSING

     Section 4.1. Closing. The Closing shall take place on the first business day succeeding the thirtieth (30th) day after the expiration of the Evaluation Period (the "Closing Date"), or as the same may be extended in accordance with Section 7.2, at 9:30 a.m. at the office of the Seller s attorneys, Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, or at such other place as Seller and Buyer may mutually agree upon in writing. Either party may make TIME OF THE ESSENCE for the Closing by written notice given at least twenty (20) days prior to the stipulated date in the notice, such notice to be given on or after the Closing Date specified above, as such Closing Date may have been extended as provided above.
     Section 4.2. Seller's Closing Obligations. At the Closing, and as a condition to Buyer's payment of the Purchase Price, Seller shall deliver or cause to be delivered the following:
          (a) A bargain and sale deed with covenant against grantor's acts in the proper form for recording, duly executed by Seller and acknowledged, so as to convey fee simple absolute title to the Complex to Buyer free and clear of all liens and encumbrances, except as otherwise provided in
Article 7, below;
          (b) such affidavit of title and other customary documents and instruments as the Buyer's title insurance company may reasonably require in accordance with customary practice in order to remove preprinted exceptions from the Buyer's title insurance policy, including a duly executed affidavit that Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended;
          (c) A bill of sale to the Tangible Personal Property and the Complex Records in the form of Exhibit E;
          (d) if applicable, an assignment of Seller's right, title and interest in and to the Permits in the form of Exhibit F;
          (e) originals or certified true copies of all documents in the possession of Seller relating to Permits being assigned to Buyer;
          (f) such other documents or instruments as are required by this Agreement or reasonably requested by Buyer to be delivered by Seller at Closing;
          (g) evidence of Seller's authority to convey the Complex to Buyer, including a current certified resolution of Seller evidencing its authority to execute, perform and discharge its obligations under this Agreement and incumbency certificates with respect to the officers of Seller executing any document or instrument delivered in connection with the transaction evidenced by this Agreement; and
          (h) possession of the Complex (together with any and all keys and security codes to the Complex), free and clear of any occupants, with the improvements in the same condition as existed at the end of the Evaluation Period, reasonable wear and tear and (to the extent provided in
Article 13, below) casualty damage excepted.
     Section 4.3. Buyer's Closing Obligations. At the Closing, as a condition to the delivery of the deed and the other documents to be delivered by Seller, Buyer shall deliver or cause to be delivered to Seller the following:
          (a)  the Purchase Price, as set forth in Section 3.1;
          (b) if applicable, an assignment of Seller's right, title and interest in and to the Permits, duly executed by Buyer, in the form of Exhibit F; and
          (c) such other documents or instruments as are required by this Agreement or reasonably requested by Seller to be delivered by Buyer at Closing.
     Section 4.4. Conditions to Buyer's Obligation to Close. Except as otherwise specifically set forth in this Agreement, the obligation of Buyer under Section 4.1 to close the transactions contemplated by this Agreement (including the Exhibits hereto) are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Buyer either in writing or by Closing:
          (a)  The representations and warranties of Seller contained in
Section 10.1 of this Agreement shall be reiterated by Seller to the effect that the same are true at and as of the Closing Date.
          (b) Each of the obligations of Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been performed in all material respects.
          (c) Title to the Transferred Assets shall be in the condition required by Article 7 of this Agreement.
          (d) The absence of Hazardous Substances on the Complex, in amounts sufficient to require reporting and remediation in accordance with applicable laws, and/or to prevent mortgage financing of the Complex on reasonable and customary terms, unless the existence of such Hazardous Substances was disclosed to or was otherwise within the actual knowledge of Buyer by the end of the Evaluation Period.
          (e) The absence of any governmental improvement assessments levied against the Headquarters Complex in the amount of $1,000,000. or more (or $100,000. or more in any one year), or levied against the 1700 Complex and/or the 1800 Complex in the amount of $500,000. or more (or $50,000. or more in any one year).
          (f) The failure of either Seller or Buyer to have terminated this Agreement in accordance with its terms.
     Section 4.5. Conditions to Seller's Obligation to Close. Except as otherwise specifically set forth in this Agreement, the obligation of Seller under Section 4.1 to close the transactions contemplated by this Agreement (including the Exhibits hereto) are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller either in writing or by Closing:
          (a)  The representations and warranties of Buyer contained in
Section 10.3 of this Agreement shall be reiterated by Buyer to the effect that the same are true in all material respects at and as of the Closing Date.
          (b) Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been performed in all material respects.
          (c) The failure of either Seller or Buyer to have terminated this Agreement in accordance with its terms.
     Section 4.6. Seller Default. If, after all applicable preconditions to Closing have been satisfied or waived, Seller shall refuse to convey title to Buyer, or if Seller otherwise defaults under this Agreement (and notwithstanding any permitted termination of this Agreement by Purchaser or Seller), Buyer shall have the right to terminate this Agreement, receive a refund of the Down Payment and/or pursue all rights and remedies against Seller available at law or in equity, including the right of specific performance.
                                 ARTICLE 5
                          [INTENTIONALLY OMITTED]
                                 ARTICLE 6
                               CONTINGENCIES
     Section 6.1. ISRA. This Agreement is contingent upon Seller obtaining and delivering to Buyer, within forty-five (45) days from the date of execution and delivery of copies of this Agreement to each party , at Seller's expense, a letter of non-applicability, a no-further-action letter, a letter of full compliance, or the equivalent of any of the foregoing, from the New Jersey Department of Environmental Protection in compliance with the Industrial Site Recovery Act, and the regulations promulgated thereunder. If Seller fails to secure same within such period, Buyer shall have the right to terminate this Agreement by notice to Seller, provided that such right of termination is exercised within thirty (30) days after the expiration of the Evaluation Period. Upon such termination, the Down Payment shall be returned to Buyer and all rights and obligations hereunder shall terminate.
     Section 6.2.  Due Diligence.  Buyer shall have a period of forty-five
(45) days from the date of execution and delivery of copies of this Agreement to each party (the "Evaluation Period"), within which to conduct environmental and other physical inspections of the Complex, seek governmental approvals for its proposed use of the Complex, and otherwise evaluate the suitability of the Complex for its intended uses. If, on or before the expiration of the Evaluation Period, Buyer determines in its sole judgment that the results of its efforts and investigations have not been favorable, then Buyer shall have the right to terminate this Agreement
by serving written notice thereof upon Seller.   Seller agrees to cooperate
with Buyer in any of its applications to governmental authorities and otherwise to facilitate Buyer's due diligence efforts. Upon a termination hereunder, the Down Payment shall be refunded to Buyer and all rights and obligations hereunder shall terminate.
     Section 6.3. Waiver. If Buyer fails to terminate this Agreement by reason of the failure of any of the contingencies described in this Article prior to the expiration of the Evaluation Period, such contingencies shall be deemed waived by Buyer and Buyer, subject to the other conditions of this Agreement, shall be obligated to proceed to the closing of title in accordance with the provisions of this Agreement.
                                 ARTICLE 7
                                   TITLE
     Section 7.1 Title Report and Survey. Buyer agrees to procure at its own expense within forty-five (45) days of the date hereof a title commitment for an owner's title insurance policy at regular rates issued by a title insurance company licensed to transact business in the State of New Jersey in an amount not greater than the contemplated Purchase Price, insuring fee simple absolute title to the Complex, and to use reasonable efforts also to procure within such period a Survey of the Complex. Buyer shall give written notice to Seller of any objection to title within forty-five (45) days from the date of this Agreement. Buyer shall not object to liens for real estate taxes and assessments not due on or before the Closing Date, and, subject to Section 6.2, zoning ordinances and regulations of record. Except with regard to liens of an ascertainable amount which will be paid by Seller at Closing, Buyer shall be deemed to have waived any liens, encumbrances or survey or title defects ("Title Exceptions") as to which it does not notify Seller within forty-five (45) days from the date hereof. This waiver shall not apply to any Title Exception which first becomes of record (whether or not it relates back to an earlier date) after the date of Buyer's title report and prior to the Closing.
     Section 7.2. Seller's Right to Extend Closing. In the event of any Title Exception raised by Buyer, subject to which Buyer is not obligated to accept title, Seller shall, at its option, be entitled to a period not to exceed forty-five (45) days to enable Seller to attempt to cure same by providing to Buyer evidence reasonably satisfactory to Buyer of the removal of the Title Exception (without charge to Buyer), or, at Buyer's option, by the procurement of title insurance endorsements, at Seller's expense, providing coverage to Buyer against loss or damage as a result of such Title Exception. If such forty-five (45) day period extends beyond the Closing Date, the Closing Date shall be extended accordingly; provided, however, that, unless Buyer agrees otherwise, in no event shall the Closing Date be earlier than thirty (30) days after Seller has notified Buyer that it has cured the Title Exception. Seller's sole obligation to satisfy any title company closing requirement with respect to a general exception regarding unspecific mechanic's, materialmen's or similar liens shall be to execute and deliver to the title company an affidavit or mechanic's lien undertaking in form and substance customarily required by the title company to cause it to delete such exception.
     Section 7.3. Limitation on Seller's Title Obligations. Seller shall not be required to (i) commence any litigation or (ii) incur any costs or expenses in excess of the Maximum Amount, to cure or remove any Title Exception, except that Seller shall be obligated (x) to cure, remove or provide for the satisfaction of any Title Exception which arises after the date of this Agreement, and (y) to pay and remove any liens on the Complex which may be removed or satisfied by the payment of a liquidated sum of money; provided, however, that in lieu of satisfying a judgment lien, Seller may deliver to the title company an indemnity bond or other security or undertaking, covering the amount of the judgment, plus interest, on the basis of which the title company agrees to remove such lien as an exception in Buyer's title insurance policy or affirmatively insures Buyer against collection of such lien out of the Complex.
     Section 7.4. Buyer's Right to Accept Title. If Seller advises Buyer that Seller, consistent with its rights and obligations under this Article 7, is unable or unwilling to remove any title exception which Buyer is not required to accept under the terms of this Agreement, Buyer as its sole and exclusive remedy shall have the right and option, exercisable by notice to Seller given within fifteen (15) days after Buyer's receipt of Seller's notice that Seller will not or cannot cure, to (i) elect to accept such title as Seller may be able to convey, and Buyer shall not be entitled to any abatement, reduction of or any credit or allowance against the Purchase Price or otherwise by reason thereof, except that Buyer shall be entitled to a credit equal to the reasonably estimated cost of removing the defect, but not to exceed the Maximum Amount, and Seller shall have no further liability with respect thereto, or (ii) to terminate this Agreement. If Buyer fails to notify Seller of its intention within the time provided, Buyer shall be deemed to have elected alternative (ii). If Buyer elects alternative (ii), Seller shall direct the Escrow Agent to return the Down Payment to Buyer, and Seller shall reimburse Buyer for any reasonable and documented out-of-pocket expenses which Buyer has incurred in connection with this transaction in an amount not to exceed $25,000, this Agreement shall terminate, and neither party hereto shall have any further rights or obligations under this Agreement as to the other, except with respect to the reimbursement of expenses and as otherwise expressly reserved in this Agreement.
     Section 7.5. Severability. The provisions of this Article 7 shall be subject to the severability provisions of Section 16.11, below.
                                 ARTICLE 8
                          BUYER'S RIGHT OF ACCESS
     Section 8.1. Buyer's Access. Subject to Seller's reasonable requirements for security and the protection of its confidential information, Buyer and its representatives shall be permitted access to the Complex upon prior reasonable notice and at mutually convenient times during normal business hours in order to inspect the Complex and the Complex Records, as more particularly described in Section 8.2. During such access, Buyer and its representatives shall not cause any substantial interference with Seller's operations at the Complex. Seller may require that persons having such access be accompanied by Seller's representatives while inside the Complex. Buyer's inspections may include test borings and other invasive methods, provided that Buyer promptly repairs any resulting damage and restores the applicable surface to substantially its prior condition.

     Section 8.2.  Buyer's Access to Records.
          (a) Seller shall permit Buyer to review and make, at Buyer's expense, photocopies or other reproductions of, plans and specifications for the Complex and Complex systems (including any available "as built" drawings), maintenance records, licenses, reports, certificates, contracts and such other items relating to the construction or operation of the Complex as may be in the possession of or readily accessible to Seller at the time such request is received ("Complex Records").
          (b) Except as otherwise provided in this Agreement, Seller makes no representation or warranty and assumes no liability for the accuracy, availability, or completeness of any of the Complex Records and Buyer assumes all risk in connection with the use thereof and releases Seller from any liability in connection with the use of any of the Complex Records by Buyer or by any other person acting on behalf of or through Buyer. If for any reason whatsoever title to the Complex does not pass to Buyer and no litigation is pending between the parties with respect to this Agreement, Buyer shall immediately return to Seller all Complex Records, including any photocopies, reproductions or summaries thereof, which Buyer or any of its representatives have obtained, without retaining any copies thereof.
     Section 8.3. Buyer's Indemnity. The rights of access granted under this Agreement shall be at Buyer's sole risk. Buyer shall Indemnify Seller against any and all claims and liability for injury, including death, to any person, or damage or loss of any kind to property, including the Complex and other property of Seller, Buyer or of any third party, that may occur as a result of Buyer's exercise of any of such rights of access, including but not limited to the use of the Complex Records, excluding, however, claims or liability arising from the sole negligence or intentional acts of Seller.
     Section 8.4. Buyer's Insurance. Buyer shall, at all times that it may be at or upon the Complex pursuant to this Agreement, keep in force public liability insurance in good and solvent insurance companies with limits of at least $1,000,000/ $2,000,000 for bodily injury and $1,000,000 for property damage, or a combined single limit of not less than $2,000,000., covering its liability under this Article 8, including its contractual liability under Section 8.3. Certificates of such insurance shall be delivered to Seller prior to such entry. Such certificates shall provide that they may not be cancelled or modified unless Seller is given at least thirty (30) days' prior written notice.
     Section 8.5. Survival of Buyer's Obligations. Buyer's obligations under this Article 8 shall survive the Closing or any termination of this Agreement.
                                 ARTICLE 9

                           ENVIRONMENTAL MATTERS


     Section 9.1. Fuel Storage Tank. Seller has disclosed to Buyer and Buyer acknowledges that it is aware of a certain subground level storage tank which is located at the Complex and which is currently in use to store and supply fuel. To Seller's Knowledge, without independent inquiry, there are no leaks from such tank. Buyer shall inspect the same and assure itself that such tank is in a condition which complies with the requirements of applicable federal, state or local law. Buyer agrees to file after the Closing, with such federal, state, and local agencies as may have jurisdiction thereof, such documents as may be necessary to show the change of ownership of such tank.
     Section 9.2.  Asbestos.

     (a)  Seller has disclosed to Buyer that asbestos containing materials
(ACMs) were used in connection with the construction of buildings and improvements in the Complex. Except as hereafter provided, Seller shall have no obligation or liability for any removal, encapsulation or other remedial action with respect to ACMs at the Complex or otherwise relating to the presence of any ACMs in or at the Complex. Seller covenants and represents that any ACMs which were removed by it from the Complex were removed and disposed of in accordance with all applicable legal requirements. Seller agrees to Indemnify Buyer with respect to the lack of compliance by Seller with applicable laws in connection with its removal and disposal of any ACMs from the Complex, and for asbestos exposure claims made by any third parties arising out of any alleged contact with ACMs during the period prior to Buyer's ownership of the Complex. The foregoing agreements shall survive the Closing.
     (b) Prior to the expiration of the Evaluation Period, Buyer shall enter into a contract (which may be contingent upon the occurrence of the Closing) in form and with a licensed ACM contractor reasonably approved by Seller (such contractor to carry insurance coverage for the benefit of Seller and Buyer in amounts reasonably acceptable to Seller) for the removal of all ACMs from the main headquarters building at the One Cyanamid Plaza location (the so-called Serpentine Building containing approximately 370,000 square feet). Buyer agrees to proceed with the performance of such contract after Closing and subject to force majeure (i.e., causes beyond Buyer's control), to complete the removal of such ACMs within eighteen (18) months after the Closing, such Agreement to survive the Closing.
Completion of the contract shall be evidenced by the issuance by the contractor of a certification to Seller and Buyer that the ACMs have been disposed of in accordance with applicable laws. If Buyer fails to enter into such contract during the Evaluation Period, Seller shall have the right to terminate this Agreement by notice to Buyer, whereupon the Down Payment shall be refunded to Buyer and all rights and obligations hereunder shall terminate, except those which by their terms would survive such termination. This Agreement by Buyer is a material inducement to Seller in entering into this Agreement. Therefore, if Buyer fails to diligently pursue to completion the removal of the ACMs from the main headquarters building after the Closing, and subject to force majeure as aforesaid, to complete such removal within 18 months thereafter, Seller shall be entitled to pursue all available legal remedies for such failure against Buyer, including suits for damages and/or specific performance.
     Section 9.3.  Environmental Matters.
     (a) Buyer understands, agrees and acknowledges that it is purchasing the Complex in AS IS WHERE IS condition and that Seller has not, except as specifically contained in this Agreement, made and will not make, either expressly or impliedly, any other representations or warranties concerning the environmental condition of the site, and that if Buyer accepts title to the Complex, it is relying solely upon its own due diligence investigation, and the specific representations and warranties of Seller in this Agreement.
     (b) Neither Buyer nor any of its employees, contractors, agents, successors and assigns may, prior to Closing, voluntarily report or disclose any environmental condition or Hazardous Substances existing at the Complex to any third party, including, without limitation, any governmental agency, except with the consent of Seller or as may be required by law. Notwithstanding the above, (i) Buyer may disclose environmental conditions or the presence of Hazardous Substances to its attorneys, engineers, contractors, environmental consultants, insurers, lenders and business partners, provided that such parties are made aware of the nondisclosure obligation included herein and agree to be bound by such obligation of nondisclosure, (ii) Buyer may disclose information which is already public knowledge on the date of this Agreement, and (iii) Buyer shall not be responsible for the disclosure by any of its agents or contractors of information which was possessed by such agent or contractor on the date of this Agreement.
                                ARTICLE 10

                      REPRESENTATIONS AND WARRANTIES


     Section 10.1. Seller's Representations. Seller represents and warrants that the following are true and correct on the date hereof, and will be true and correct at Closing:
          (a) Corporate Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, is qualified to do business in the state where the Complex is located and has all necessary corporate power to execute and deliver this Agreement, and any other document required by this Agreement and to perform all of its obligations thereunder, that this Agreement and any other document required by this Agreement have been duly authorized by all requisite corporate action on Seller's part, that the consent of no other party is required for the execution and delivery of same by Seller, and that each of this Agreement and any other document required by this Agreement, when such agreement has been executed and delivered by all parties thereto, will constitute the valid and legally binding obligation of Seller.
          (b) Litigation. There is no litigation or proceeding pending or, to Seller's Knowledge, threatened which would in Buyer's reasonable judgment materially adversely affect the Complex or Buyer's intended use thereof, or prevent Seller from complying with any of its obligations under this Agreement.
          (c)  Violations.
               (i) No notes or notices of violation of law or municipal ordinances or of federal, state, county or municipal or governmental agency regulations, orders or requirements relating to the Land or Complex have been received by Seller, other than notices which have been fully complied with and satisfied, and, to Seller's Knowledge, it has no reason to believe that any such note or notice may or will be entered.
               (ii) Except as otherwise provided in Article 9, above, any written notice of violations of any law, code, ordinance, regulation, rule, requirement, order or restriction, issued by any municipal, county, state or federal department or authority having jurisdiction over the Complex ("Violations") received by Seller prior to the Closing Date shall be disclosed to Buyer and shall be removed or complied with by Seller.
               (iii) Seller shall use commercially reasonable efforts to remove any such Violations prior to Closing, including, if necessary, the expenditure of funds up to the Maximum Amount. If such removal or compliance has not been completed prior to Closing, the Closing shall be adjourned for such period up to forty-five (45) days as is reasonably necessary in order to secure the removal of the Violation, unless the parties agree to the contrary.
               (iv) Notwithstanding Section 10.1(c)(ii) above, if the reasonably estimated aggregate cost to remove or comply with any Violations which Seller is required to remove or comply with pursuant to the provisions of Section 10.2(c)(iii), based upon a quotation from an independent third-party contractor in the particular field involved, shall exceed the Maximum Amount, Seller shall have the right exercisable by Seller by notice to Buyer prior to Closing to terminate this Agreement, unless Buyer elects to accept title to the Transferred Assets subject to such Violations, in which event Buyer shall be entitled to a credit against the Purchase Price equal to the Maximum Amount and Buyer shall Indemnify Seller against all claims, liabilities, obligations, loss and damages that may arise as a result of such Violations. All notices of Violations issued or received after the Closing shall be the sole responsibility of the Buyer.
          (d) Employees. No employees of Seller are being transferred to Buyer as part of this transaction.
          (e) Personal Property. Seller has good and marketable title to the Tangible Personal Property, and all items of such property have been fully paid for to the date of this Agreement.
          (f) Permits. Seller has not received any notice of default under any Permit, nor has Seller received any notice from any source to the effect that there is lacking any Permit needed in connection with the operation of the Complex, or that any Permit may (or should, based on factual information known to Seller) be revoked or suspended.
          (g) Condemnation. There are no threatened, or to Seller's Knowledge, pending, condemnation or eminent domain proceedings which would affect the Complex or any part thereof.
          (h) Insurance. There are no outstanding mandatory requirements for work by the insurance companies which insure the Complex, or by any board of fire underwriters or body exercising similar functions.
          (i) Tax Bills. The tax bills, copies of which are annexed hereto as Exhibit G, are true and correct copies of all of the current tax bills for the Land and the Complex.
          (j) Disclosure. Seller has disclosed or will disclose to Buyer prior to the expiration of the Evaluation Period (or thereafter when first discovered prior to the Closing) all material information with respect to the environmental condition of the Complex which is within Seller's Knowledge.
          (k) Records. The Complex Records made available to Buyer are and will be, to Seller's Knowledge, true, complete and unmodified.
          (l) Contracts. There are no contracts, service agreements, leases or other occupancy agreements with respect to the Complex with any third parties, including governmental authorities, which are not terminable on notice of thirty (30) days or less.
     Section 10.2. Complex to be Sold "As Is". Other than those representations and warranties which are expressly set forth in this Agreement, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, written or oral, made by Seller or any agent, employee, attorney or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, including, without limitation, with respect to the following: (i) the condition or state of repair of any of the Transferred Assets or the compliance thereof with any laws, ordinances or governmental regulations, or the suitability of any of the Transferred Assets for any intended use or operation by Buyer; (ii) zoning, building department or environmental requirements which may be applicable to any of the Transferred Assets or any use or operation thereof, or the impact, if any, of such requirements on any intended use by Buyer; (iii) the assignability of licenses or contractual or other rights or permits now held by or for the benefit of Seller; or (iv) any other matter or thing affecting the Transferred Assets or any part thereof or any operation or use thereof. Subject to the rights of Buyer to terminate this Agreement pursuant to the provisions of Article 6, Buyer will be afforded sufficient opportunity to conduct inspections of the Transferred Assets and Buyer has and will be given the opportunity to inspect and fully satisfy itself as to the condition of the Transferred Assets (including, without limitation, the environmental, structural and engineering condition) and that all such Transferred Assets are being sold by Seller and purchased by Buyer strictly "AS IS" and "WHERE IS" as of the date of this Agreement, and that, on the Closing Date, Buyer shall accept the same so long as the then physical condition thereof is substantially the same as on the date of the expiration of the Evaluation Period (ordinary wear and tear excepted and, subject to the provisions of Article 13, damage due to casualty loss excepted). Without limiting any of the foregoing provisions of this
Section 10.2, Buyer expressly acknowledges and agrees that Buyer's entering into this Agreement shall be conclusive evidence that it has not relied upon any representations or warranties except as are expressly set forth in this Agreement AND THAT ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE TRANSFERRED ASSETS ARE EXPRESSLY DISCLAIMED AND WAIVED BY BUYER, INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Nothing contained in this Section shall affect Seller's liability, if any, arising out of the breach of, or inaccuracy of, its specific representations and warranties contained in this Agreement.
     Section 10.3. Buyer's Representations. Buyer represents and warrants that the following are true and correct on the date of this Agreement:
          (a) Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power to execute and deliver this Agreement, and any other document required by this Agreement and to perform all of its obligations thereunder, that this Agreement and any other document required by this Agreement have been duly authorized by all requisite action on Buyer's part, that the consent of no other party is required for the execution and delivery of same by Buyer, and that each of this Agreement and any other document required by this Agreement, when such agreement has been executed and delivered by all parties thereto, will constitute the valid and legally binding obligation of Buyer.
          (b) Litigation. There is no litigation or proceeding pending which would prevent Buyer from complying with any of its obligations under this Agreement or any other agreement contemplated herein.
     Section 10.4. Survival of Representations and Warranties and No Third Party Beneficiaries. The representations and warranties of Buyer and Seller under this Article 10 shall survive the Closing and are personal to the parties to this Agreement. None of such representations and warranties, nor any other provisions of this Agreement, shall confer any rights or remedies on any third parties, nor discharge any obligations of any third parties nor give any third party any right of subrogation or action over or against any party to this Agreement.

                                ARTICLE 11

                         ADJUSTMENTS AND EXPENSES


     Section 11.1. Buyer's Expenses. Buyer shall pay at or prior to Closing (i) all charges, fees, expenses, taxes, and all other taxes and fees relating to any Buyer financing for this purchase and sale; (ii) the cost of any appraisal of the Complex and any inspections of the Complex,
(iii) the cost of the Survey (iv) all of its attorneys' legal expenses in connection with the purchase and sale, and (v) the cost of title insurance and deed recording fees.
     Section 11.2. Seller's Expenses. Seller shall pay at or prior to Closing (i) all sales and use taxes incident to this purchase and sale;

(ii) the brokerage commission of the Broker; (iii) all of its attorneys' legal expenses in connection with the purchase and sale, and (iv) the cost of real estate transfer taxes.
     Section 11.3. Proration Adjustments. The following items of expense relating to the Transferred Assets shall be prorated as of the Closing
Date:
          (a) Subject to Section 11.4 below, current real estate taxes shall be determined preliminarily as of the Closing on the basis of the most recent available tax bill, and appropriate adjustments shall be made between the parties when the amount of such taxes are finally determined.
          (b) Assessments, water and sewer charges, any other applicable public utility charges, and Assumed Permit charges and fees shall be appropriately adjusted between the parties. Metered utility charges shall be adjusted on the basis of meter readings made no more than five (5) days prior to Closing.
          (c) Such other items as are provided for in this Agreement or as are normally prorated or adjusted on the sale of real estate such as the Complex.
The provisions of this Section shall survive the Closing. The parties agree to cooperate in good faith after the Closing to correct any errors which are made in the calculation and computation of the adjustments described above.
     Section 11.4.  Assessments; Tax Adjustment.
          (a) If, as of the Closing, the Complex or any part thereof shall be affected by any improvement assessments that are or may become payable in installments, then for the purposes of this Agreement, Seller shall be required to pay only those installments that are due and payable on or prior to Closing. Seller represents that it is not now paying any such assessments with respect to the Complex.
          (b) Seller has filed a real estate tax appeal for 1996 with respect to the Headquarters Complex. Seller shall be entitled to the benefit of any refunds for any full tax years prior to Closing. Seller shall pay all expenses for any administrative or judicial proceedings which Seller at any time brings to secure such refunds. Buyer shall execute all necessary documents and consents required by Seller in any such proceedings without cost or expense to Seller. After Closing, Buyer shall cooperate with Seller by allowing reasonable access to the Headquarters Complex and Complex Records by agents of Seller or Wayne Township, as is required by the pending tax appeal. If Buyer files a tax appeal for the Headquarters Complex for 1997, it agrees to consolidate such appeal with Seller's 1996 appeal, if required by law. Each party shall reasonably cooperate with the other in such consolidated appeal and no settlement shall be effected without the concurrence of both Seller and Buyer.
          (c) Any refund, net of the associated expenses of recovering same, relating to the tax year during which the Closing occurs shall be apportioned between Buyer and Seller on the basis of the number of days in such tax year up through the Closing. If a tax appeal is filed for the year in which the Closing occurs, such appeal shall be controlled by the party who will own the Complex for the longer period of time during such tax year. Neither party shall settle any such proceedings without the consent of the other party, which consent shall not be unreasonably withheld or delayed. The provisions of this Section shall survive Closing.
                                ARTICLE 12
                         COVENANTS PENDING CLOSING
     Section 12.1. Covenants Pending Closing. Between the date of this Agreement and the Closing and except as otherwise consented to or approved by Buyer in writing or required or permitted by the terms of this Agreement, Seller agrees that:

          (a) Seller shall not mortgage, pledge, or create any contractual lien, charge or any other encumbrance (or agree so to do) in respect to any of the Transferred Assets;
          (b) Seller shall not sell or transfer, or agree to sell or transfer, any of the property constituting the Transferred Assets;
          (c) Seller shall not, without Buyer's consent, which shall not be unreasonably withheld or delayed, (i) enter into any new contract or lease with respect to the Complex which is not terminable at or prior to the Closing, or (ii) allow any Permit to expire or be otherwise terminated;
          (d) Seller will maintain in full force and effect all Casualty Insurance which is in effect as of the date of this Agreement with respect to the Transferred Assets;
          (e) All contracts with respect to the maintenance and operation of the Complex, and any rights of third parties to possession thereof, shall be terminated as of the Closing, except as otherwise agreed by the parties or as permitted by the provisions of Article 7 of this Agreement.
          (f) Seller shall continue its normal preventative maintenance on the improvements of the Complex to avoid deterioration beyond ordinary wear and tear. Seller shall also continue to pay all accruing operating expenses of the Complex. The provisions of this Section 12.1 shall survive Closing.
          (g) Seller shall not use, dispose of or store any Hazardous Substances on the Complex, except those which are customarily used in the operation and maintenance of properties such as the Complex, but any such materials must be used and maintained in accordance with all applicable laws.


                                ARTICLE 13

                          FIRE AND OTHER CASUALTY


     Section 13.1. Seller's Obligation to Insure. From the date hereof until Closing, Seller shall maintain fire and extended coverage insurance upon the Complex in an amount not less than the full replacement value (the "Casualty Insurance").
     Section 13.2. Procedure Upon Casualty. In the event of any damage to the Complex by reason of fire or other casualty occurring prior to the Closing (a "Casualty"), Seller shall, within thirty (30) days after the Casualty, obtain from a building contractor of its choice an estimate of the cost necessary to repair, restore, or replace any such damage in a manner which is in accordance with the requirements of applicable law (a "Repair") and the estimated time period to complete such Repair. If the estimated cost of the Repair is less than $100,000.00 and the estimated time of completion is less than 120 days, Seller shall so notify Buyer and Seller shall promptly undertake to complete the Repair. In such case, Seller shall have the right to adjourn the Closing for a period not to exceed 120 days to enable Seller to complete the Repair. At Buyer's option, as more fully set forth in Section 16.11, below, the Closing may be adjourned as to the entire Complex, or as to the portion of the Complex affected by such casualty only, or the Closing may take place prior to the Repair, whereupon Seller's Repair obligation shall survive Closing. If the estimated cost of the Repair is $100,000.00 or more, or if the estimated time to complete the Repair is 120 days or more, Seller shall so notify Buyer, such notice to also indicate whether or not Seller is willing to make the Repair, and, if Seller is not willing to Repair, Seller's best estimate of the amount of insurance proceeds which will be available from the Casualty. Buyer shall have the right, within ten (10) business days after its receipt of Seller's notice, to terminate this Agreement as to the portion of the Complex affected by such Casualty, as more fully set forth in Section 16.11 of this Agreement, or as to the entire Complex, by notice to Seller. Upon such termination, the applicable portion of the Down Payment shall be refunded to Buyer and all rights and obligations hereunder with respect to the applicable portion of the Complex shall terminate, except those which explicitly survive such termination. If Buyer does not terminate this Agreement within said ten (10) business day period as to the damaged portion of the Complex, and Seller has indicated that it will not make the Repair, the Closing shall take place without abatement of the Purchase Price, but Seller shall at Closing (a) deliver to Buyer the proceeds of its Casualty Insurance resulting from such Casualty which Seller may have collected, (b) pay to Buyer any applicable deductible under the Casualty Insurance maintained by Seller with respect to such Casualty and (c) guaranty to Buyer the payment of any additional proceeds of its Casualty Insurance to which it may be entitled. If Buyer does not terminate this Agreement as to the damaged portion of the Complex, as aforesaid and Seller does elect to Repair, it shall be obligated to complete the Repair regardless of whether or not the proceeds of the Casualty Insurance are adequate to cover the cost of such Repair and Seller may use any proceeds of its Casualty Insurance for the purpose of the Repair. After completion of the Repair to Buyer's reasonable satisfaction, any excess proceeds of the Casualty Insurance shall belong to Seller. Subject to Section 16.11, Seller shall also have the right to adjourn the Closing for a period equal to the estimated time to complete the Repair, unless Buyer elects to close title prior to completion of the Repair, whereupon Seller's obligation to Repair shall survive the Closing.
     Section 13.3. Provisions of this Article 13 Supersede any Allocation of Rights Established by Applicable State Law. This Article 13 is intended as an express provision with respect to allocation of risk in the event of any Casualty and supersedes any law of the state in which the Complex is located which by its terms allocates such risk in any different manner.


                                ARTICLE 14

                               CONDEMNATION


     Section 14.1. Notice to Buyer. In the event that prior to the Closing Seller has Knowledge of any actual or threatened Taking of all or any part of the Complex, Seller shall give Buyer prompt notice of such event. Seller represents that it presently has no such Knowledge.
     Section 14.2. Taking and Termination. If prior to the Closing a Taking of all or any part of the Complex shall occur or be threatened in writing by the applicable governmental authority, Buyer may terminate this Agreement as to the portion of the Complex affected by such Taking, as more fully set forth in Section 16.11 of this Agreement, or as to the entire Complex, by notice to the Seller given prior to the Closing and in any event not later than ten (10) business days after the date on which Buyer receives notice of such Taking or threatened Taking. If Buyer so elects to wholly or partially terminate this Agreement, Seller shall cause the Escrow Agent to return the applicable portion of Down Payment to Buyer, Seller shall be entitled to the entire condemnation award (the "Award") and neither party shall have any further right or liability under this Agreement as to the applicable portion of the Complex except as expressly reserved in this Agreement. If the Taking or threatened Taking affects the entire Complex, Seller shall also have the right to terminate this Agreement as provided in the previous sentence.
     Section 14.3. Taking Without Termination. If prior to the Closing a Taking which does not involve a termination of this Agreement shall occur or be threatened in writing by the applicable governmental authority, the Closing shall take place without any abatement of the Purchase Price. At the Closing, Seller shall assign to the Buyer all of Seller's right to the Award. In such case, Seller agrees that it will not settle or compromise any Award without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.
                                ARTICLE 15

                                  BROKER


     Section 15.1. Broker. Buyer represents and warrants to Seller that neither Buyer nor any of its affiliates or agents has retained or dealt with any unaffiliated broker, finder or similar party in connection with any of the transactions contemplated by this Agreement (collectively, the "Purchase Transactions"), except for the Broker, whose commission Seller has agreed to pay pursuant to a separate agreement. Buyer agrees to Indemnify Seller against any claim or liability for broker's commissions or against any similar compensation or related damages asserted by or due to any person or entity claiming to have dealt with Buyer or Buyer's affiliates or agents in connection with any of the Purchase Transactions, except for the Broker. Seller represents and warrants that neither Seller nor any agent of Seller has retained any broker or finder in connection with any of the Purchase Transactions, except for the Broker. Seller agrees to Indemnify Buyer against any claim or liability for broker's commissions or similar compensation or related damages asserted by or due to any person or entity (including the Broker) claiming to have dealt with Seller or its agents in connection with any of the Purchase Transactions. The representations, warranties and covenants set forth in this Article 15 shall survive the Closing or any termination of this Agreement prior to Closing.
                                ARTICLE 16
                         MISCELLANEOUS PROVISIONS
     Section 16.1. Access to Books and Records. This sale does not include the books and records of Seller, but Seller and Buyer agree that all books, records, files and correspondence pertaining strictly to the business of the management and operation of the Complex which are in the possession or control of Seller, including supplier files and other operating records, will remain available for use by the Buyer at the Complex for such time as Buyer may desire, provided, however, that (i) the above shall not include general ledgers, general journals, vouchers, voucher registers, and other accounting records not pertaining strictly to the business of the operation and management of the Complex, all of which may be removed by Seller prior to the Closing Date and (ii) Buyer agrees to preserve all Complex Records and not to destroy or dispose of the same for at least two (2) years after Closing, or until Seller's 1996 tax appeal is concluded (notice of the occurrence of which shall be promptly given by Seller to Buyer), and representatives of Seller shall have access to such books, records, files and correspondence at all reasonable times upon reasonable advance notice.
     Section 16.2. Time Periods. All time limits and periods stated in this Agreement are OF THE ESSENCE, except the Closing Date which may be made OF THE ESSENCE in accordance with the provisions of Section 4.1.
     Section 16.3. Recordation and Assignment. This Agreement shall not be recorded. This Agreement shall not be assigned by Buyer until the contingencies of Article 6 have been satisfied or waived, and until all Title Exceptions have been resolved to Buyer's satisfaction under Article 7, except that Buyer may assign this Agreement at any time to an entity which is controlled by and affiliated by ownership with Buyer. Any recordation or prohibited assignment of this Agreement shall be null and void and shall give Seller the option to terminate this Agreement and retain the Down Payment. If Buyer lawfully assigns this Agreement, Buyer shall remain liable for the indemnification obligations of Buyer which arise under this Agreement prior to Closing.
     Section 16.4. Applicable Law. This Agreement shall be governed by the laws of the State of New Jersey.
     Section 16.5. Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings of the parties, all of which are merged herein.
     Section 16.6. All Amendments in Writing. This Agreement may not be modified or changed in any respect except in the event of a written amendment executed by both parties.
     Section 16.7. Invalidity. If any of the terms or conditions of this Agreement are determined to be invalid, void or illegal, such determination shall in no way affect or invalidate any of the other provisions of this Agreement.
     Section 16.8. Notices. Except as otherwise specified herein, all notices, demands, requests, consents, approvals and other communications (collectively, "Notices") required or permitted to be given hereunder must be in writing, and must be given or made by personal delivery or by mailing the same by certified, registered or express mail, or express delivery service, postage prepaid, return receipt requested, addressed to the party to be so notified, as follows:


If to Seller:  c/o  AMERICAN HOME PRODUCTS CORPORATION
               Five Giralda Farms
               Madison, New Jersey  07940
               Attn:  John R. Considine
                    Vice President

               with a copy to:

          c/o  AMERICAN HOME PRODUCTS CORPORATION
               Five Giralda Farms
               Madison, New Jersey 07940
               Attn:  William P. Kelly, Esq.
               Senior Corporate Counsel

If to Buyer:        610 Fifth Avenue
               New York, New York 10020
               Attn: Richard R. Previdi, Managing Member

               with a copy to:

               Tenenbaum & Saas, PC
               4330 East West Highway
               Bethesda, Maryland 20814
               Attn: Mark Tenenbaum, Esq.

If to Escrow Agent:

               _______________________
               _______________________
               _______________________
               ________________________


Any Notice shall be deemed given on receipt or refusal of delivery. Either party may change the addresses for Notices to such party by giving a Notice thereof to the other party, which change shall be deemed effective on receipt by the other party.
     Section 16.9. Calendar Days. Any time frame designated in this Agreement which refers to "days" shall be deemed to refer to calendar days and not business days.
     Section 16.10. Like Kind Exchange. Buyer acknowledges that Seller may seek to implement a Like-Kind Exchange of the Complex under Section 1031 of the Internal Revenue Code. Buyer agrees to cooperate with Seller in effecting such an exchange, including executing and delivering documents to and in the name of, and delivering the Purchase Price to such other persons or entities as Seller may designate. Seller shall Indemnify Buyer with respect to any additional out-of-pocket costs incurred in connection with such cooperation.
     Section 16.11. Right of Partial Termination/ Severability. Notwithstanding any other provision of this Agreement to the contrary, in the event of any Casualties, Takings, title defects, environmental conditions, defaults by Seller or failure of any other precondition to Buyer's obligation to close title (except under Section 6.2) which give rise to termination rights pursuant to this Agreement and which affect less than all of the three portions of the Complex, the provisions of this
Section 16.11 shall apply, as follows:
          (a) For purposes of this Section 16.11, (i) the portion of the Purchase Price allocable to the Headquarters Complex shall be Eleven Million Dollars ($11,000,000.), the portion of the Purchase Price allocable to the 1700 Complex shall be Two Million Five Hundred Thousand Dollars ($2,500,000.), and the portion of the Purchase Price allocable to the 1800 Complex shall be Two Million Five Hundred Thousand Dollars ($2,500,000.), and (ii) the portion of the Down Payment allocable to the Headquarters Complex shall be Six Hundred Eighty Seven Thousand Five Hundred Dollars ($687,500.), the portion of the Down Payment allocable to the 1700 Complex shall be One Hundred Fifty Six Thousand Two Hundred Fifty Dollars ($156,250.), and the portion of the Down Payment allocable to the 1800 Complex shall be One Hundred Fifty Six Thousand Two Hundred Fifty Dollars ($156,250.).
          (b) Notwithstanding any other provision of this Agreement to the contrary, to the extent either party is granted a right to terminate this Agreement by virtue of any Casualty, Taking, title problem, environmental condition, Seller default or failure of any other precondition to Buyer's obligation to close title (except under Section 6.2)(any and all of the foregoing being hereinafter referred to as a "Termination Event"), and such Termination Event affects less than all three of the portions of the Complex, Buyer shall have the right, to be exercised at Buyer's sole option by sending a written notice to Seller within the time period afforded to Buyer within which to exercise its termination right due to such Termination Event (or, if applicable, for a period of ten (10) days after Seller exercises its termination right due to such Termination Event by written notice to Buyer), to require that this Agreement be terminated only as to the portion of the Complex so affected (but not less than the entirety of such portion), or as to the entire Complex; and in the event Buyer elects to require that this Agreement be terminated only as to the portion of the Complex so affected, then (i) the Purchase Price and Down Payment shall be reduced by the portion thereof which is allocable to that portion of the Complex as to which Buyer exercised such partial termination election, as set forth in Section 16.11(a), above, with the reduced portion of the Down Payment to be refunded to Purchaser (together with the allocable portion of interest accrued thereon) within five (5) days after Buyer's notice of partial termination is delivered to Seller, (ii) this Agreement shall be terminated with regard to the applicable portion of the Complex, and all obligations hereunder related to such portion of the Complex shall terminate, subject to any default remedies or survival rights set forth herein which may otherwise be applicable, and (iii) this Agreement shall remain in full force and effect as to the balance of the Complex, and shall be deemed amended mutatis mutandis to account for such partial termination.
          (c) By way of example, and not of limitation, if a Termination Event affects only the 1700 Complex, and does not affect either the Headquarters Complex or the 1800 Complex, then Buyer may elect to terminate this Agreement in its entirety, or only as the 1700 Complex; and if Buyer elects to terminate this Agreement only as to the 1700 Complex, the Purchase Price shall be reduced to $13,500,000. and the Down Payment shall be reduced to $843,750.
     Section 16.12. Seller Indemnity. Seller agrees to Indemnify Buyer with respect to (a) any claim for personal injury arising out of an occurrence at or from the Complex which took place prior to Closing, and
(b) any claim under a contract entered into by Seller with respect to the Complex (except this Agreement) which accrues prior to Closing, unless such obligations under such contract are assumed by Buyer. This indemnification shall survive the Closing.
     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.


ATTEST:   AMERICAN CYANAMID COMPANY




_____________________________ By____________________________
                    Secretary Name:
     Title:
     Dated:____________, 1996

WITNESS:  WELLSFORD COMMERCIAL
     PROPERTIES, L.L.C.


_____________________________ By____________________________
                    Name: Richard R. Previdi
     Title: Managing Member
     Dated:____________, 1996


     The undersigned joins in this Agreement for the purpose of agreeing to convey to the Buyer in accordance with the terms of this Agreement the property known as 1700 Valley Road, Wayne, New Jersey (including joinder as to all representations, warranties and covenants of Seller with respect thereto).

ATTEST:   NORTH AMERICAN MEDICAL
     RESEARCH CORPORATION



_____________________________ By____________________________
                    Secretary Name:
     Title:
     Dated:____________, 1996

                                 EXHIBIT A

                                 The Land

                                 EXHIBIT B

                        [Intentionally Left Blank]

                                 EXHIBIT C

                                  Permits

                                 EXHIBIT D

                        [Intentionally Left Blank]

                                 EXHIBIT E

                   Bill of Sale to the Tangible Property




                          See attached document.

                               BILL OF SALE


     AMERICAN CYANAMID COMPANY, a Maine corporation, having an office at
5 Giralda Farms, Madison, New Jersey 07940 ("Seller"), in consideration of the premises and the consideration of the amount expressed in the Purchase
and Sale Agreement (the "Agreement), dated              , 1996, by and
between Seller and                         , a
 having a principal place of business located at
                              ("Buyer"), does hereby sell, transfer,
convey, assign, and set over to Buyer all of Seller's right, title and interest in and to the Tangible Personal Property and Complex Records (in their then "as is" condition, WITH BUYER HEREBY EXPRESSLY DISCLAIMING AND WAIVING ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), described on Schedule A annexed hereto;
     TO HAVE AND TO HOLD unto Buyer and its successors and assigns forever. Seller hereby represents and warrants to Buyer that said property is free and clear of all liens, charges, and encumbrances, and that Seller has the full right, power and authority to sell said property and to make the Bill of Sale.
     IN WITNESS THEREOF, Seller has signed and sealed this Bill of Sale at
     ,          this     day of          , 1996.


          AMERICAN CYANAMID COMPANY



          BY:

                                 EXHIBIT F

                          Assignment of  Permits




                          See attached document.

                           ASSIGNMENT OF SELLER
     THIS AGREEMENT, is made as of the     day of         , 1996 by and
between AMERICAN CYANAMID COMPANY, a Maine corporation, having an office at 5 Giralda Farms, Madison, New Jersey 07940 ("ACC") and
    , a                             having its principal place of business
located at
("Buyer").
     WHEREAS, ACC and Buyer are parties to a certain Purchase and Sale Agreement (the "Agreement"), providing for the sale to Buyer of the land and improvements commonly known as the ACC Headquarters Facility located at One Cyanamid Plaza, Wayne, New Jersey (the "Property"); and
     WHEREAS, under the terms of the Agreement, Buyer has agreed to assume certain liabilities of ACC; and
     WHEREAS, concurrently with the execution and delivery hereof, ACC is selling, transferring, assigning and delivering all of the Transferred Assets to Buyer under the terms of the Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings set forth, the parties agree as follows:
     1. Each term used but not defined herein shall have the meaning assigned to such term in the Agreement.
     2. ACC hereby sells, assigns, and sets over to Buyer all of its right, title and interest in the assignable Permits outstanding on the Closing Date relating to the Property.
     3. Buyer agrees to indemnify, defend and hold harmless ACC from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and other costs of defense of an attorney of ACC's choosing) arising out of or in any way connected with the assignable Permits and accruing on and after the Closing Date, but not relating to events occurring prior to Closing.
     4. ACC agrees to indemnify, defend and hold harmless Buyer from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees and other costs of defense of an attorney of Buyer's choosing) arising out of or in any way connected with the assignable Permits and accruing prior to the Closing Date.
     5. Nothing contained herein shall be deemed to waive any of the rights of either party under the Agreement or to relieve either party of any of their respective obligations, duties or liabilities described in or arising under any provision or the Agreement.
     6. This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     7. This Assignment Agreement may not be amended, modified or changed except by an instrument in writing signed by all of the parties hereto.
     8. This Assignment Agreement shall be construed under and in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed as of the day and year first above written.


          AMERICAN CYANAMID COMPANY



          BY:_____________________________


          [                            ]



           BY:____________________________

                                 EXHIBIT G

                                 Tax Bills

                 AMENDMENT TO PURCHASE AND SALE AGREEMENT


     THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Amendment") is entered into as of the 13th day of January, 1997 between AMERICAN CYANAMID COMPANY ("Seller") and WELLSFORD COMMERCIAL PROPERTIES, L.L.C. ("Buyer").

     INTRODUCTORY STATEMENTS:

     A. By Purchase and Sale Agreement dated November 21, 1996 (the "Agreement"), Seller agreed to sell and Buyer agreed to by certain land and premises in Wayne, New Jersey.

     B.   The parties desire to amend the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that the Agreement is amended as follows:

     1. Section 6.2 is amended to provide that the Evaluation Period shall expire at 5:00 p.m. on Monday, January 13, 1997. Buyer hereby confirms that it is not electing to terminate the Agreement pursuant to
Section 6.2 of the Agreement.

     2. Section 4.l is amended to provide that the Closing Date shall be February 28, 1997, provided all prorations to be made pursuant to Section
11.3 of the Agreement shall be calculated as if the Closing Date had been February 5, 1997.

     3. Section 9.2(b) is amended to provide that Buyer must enter into the ACM removal contract no later than February 14, 1997 and that a copy of such contract shall be delivered to Seller immediately upon its execution.

     4. Pursuant to Section 1.28, the following items of Tangible Personal Property shall be removed by Seller from the Complex prior to
Closing:

          a. The orange carpeting in the cafeteria area of the so-called Serpentine Building of the Headquarters Complex;

          b. All loose furniture, office and computer equipment and office supples, but specially excluding any millwork;

          c.   All low wall movable partitions in the Serpentine Building;

          d.   All signage, except signage required by code;

          e. All display cases and retail-type tenant improvements and furnishings;

          f.   All cafeteria furniture;

          g. All open shelving, including, without limitation, the shelving system in the basement of the Serpentine Building and the West Building, except as Buyer may otherwise designate prior to removal;

          h.   All planters;

          i.   All modular furniture;

          j.   All rotary file systems;

          k. All carpeting in the fifth and sixth floor lobbies of the West Building;

          l. All carpeting in the sixth floor conference room of the West Building; and

          m.   All art work.

     5. Section 7.1 of the Agreement is amended to provide that Buyer's notice of objections to title shall be due no later than January 13, 1997, and Seller acknowledges its receipt of such notice in a timely fashion.

     6. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when assembled, shall constitute but one and the same original. This Amendment may be executed and delivered by facsimile transmission, and each party shall accept such facsimile as a duly executed counterpart original.

     7. Except and as amended hereby, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.

ATTEST:                            AMERICAN CYANAMID COMPANY


__________________________         By:___________________________
               , Secretary

ATTEST:                            WELLSFORD COMMERCIAL
                                    PROPERTIES, L.L.C.


___________________________        By:  _________________________
                                        Richard R. Previdi,
                                          Managing Member


                [Signatures Continue on the Following Page]

     The undersigned hereby agrees to the foregoing Amendment:


ATTEST:                            NORTH AMERICAN MEDICAL
                                   RESEARCH CORPORATION

__________________________         By:  _________________________
               , Secretary

              SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Second Amendment") is entered into as of the 13th day of February 1997 between AMERICAN CYANAMID COMPANY ("Seller") and WELLSFORD COMMERCIAL PROPERTIES, L.L.C. ("Buyer").

                    INTRODUCTORY STATEMENTS:

     A. By Purchase and Sale Agreement dated November 21, 1996, and amended by Amendment to Purchase and Sale Agreement dated January 13, 1997 (as amended, the "Agreement"), Seller agreed to sell and Buyer agreed to buy certain property in Wayne, New Jersey.

     B.   The parties desire to further amend the Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that the Agreement is amended as follows:

     1. Section 9.2(b) is amended to provide that Buyer must enter into the ACM removal contract no later than February 21, 1997 and that a copy of such contract shall be delivered to Seller immediately upon its execution. In addition, if Seller has any objections to the ACM removal contract, it will promptly notify Buyer of such objections in writing, and Seller shall not have the right to terminate the Agreement if Buyer addresses such objections to Seller's reasonable satisfaction within five (5) business days after its receipt thereof from Seller.

     2. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when assembled, shall constitute but one and the same original. This Second Amendment may be executed and delivered by facsimile transmission, and each party shall accept such facsimile as a duly executed counterpart original.

     3. Except as amended hereby, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.

ATTEST:                            AMERICAN CYANAMID COMPANY


__________________________         By:  _______________________
               , Secretary

ATTEST:                            WELLSFORD COMMERCIAL
                                    PROPERTIES, L.L.C.


__________________________         By:  _________________________
                                     Richard R. Previdi, Managing
                                        Member

     The undersigned hereby agrees to the foregoing Amendment:

ATTEST:                            NORTH AMERICAN MEDICAL
                                   RESEARCH CORPORATION


____________________________  By:  ____________________________
               , Secretary

              THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT


     THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "Third Amendment") is entered into as of the 28th day of February 1997 between AMERICAN CYANAMID COMPANY ("Seller") and WELLSFORD WAYNE CORP., (as "Buyer") as assignee of WELLSFORD COMMERCIAL PROPERTIES, L.L.C.
("Wellsford").

                          INTRODUCTORY STATEMENTS

     10 By Purchase and Sale Agreement dated November 21, 1996, and amended by Amendment to Purchase and Sale Agreement dated January 13, 1997 and by Second Amendment to Purchase and Sale Agreement dated February 13, 1997 (as amended, the "Agreement"), Seller agreed to sell and Wellsford agreed to buy certain property in Wayne, New Jersey.

     11 By Assignment and Assumption of Purchase and Sale Agreement, Wellsford assigned to Buyer all of its right, title and interest in and to the Agreement.

     12  The parties desire to further amend the Agreement.

     13 Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree that the Agreement is amended as follows:

     14 The Purchase Price shall be increased to $16,320,000. In lieu of Buyer accepting a conveyance of the 1700 Complex from North American Medical Research Corporation ("North American"), Seller agrees to transfer and Buyer agrees to accept all of the issued and outstanding capital stock of North American. Such transfer shall be for a consideration of $1,000,000. In consideration of this transaction, Seller shall execute and deliver to Buyer at Closing the Indemnification and Stock Transfer Agreement which is annexed hereto as Schedule A.

     15 In accordance with Section 4.2 of the Agreement, Seller shall convey the remainder of the Complex (the "Headquarters Complex and the 1800 Complex") to Buyer for a consideration of $15,320,000. All of the other Transferred Assets not owned by North American shall be conveyed to Buyer in accordance with the terms of the Agreement. Buyer agrees to be responsible for the portion of the Realty Transfer Tax attributable to the $320,000. increase in the Purchase Price.

     16 Section 11.3 of the Agreement is amended to provide that the proration of real estate taxes with respect to the Headquarters Complex shall be calculated as if the Closing Date had been December 31, 1996. All other prorations shall be made as of February 5, 1997, in accordance with the terms of the Agreement.

     17 Seller agrees to pay at Closing an additional brokerage commission of $80,000. to Richard Ripps and a closing fee of $240,000. to Wellsford Groups, Inc.

     18 This Third Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when assembled, shall constitute but one and the same original. This Third Amendment may be executed and delivered by facsimile transmission, and each party shall accept such facsimile as a duly executed counterpart original.

     19 Except as amended hereby, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date first above written.


ATTEST:                            AMERICAN CYANAMID COMPANY


_______________________________    By____________________________
William P. Kelly, Assistant            John R. Considine, Vice
Secretary                                President

WITNESS:                           WELLSFORD WAYNE CORP.


_______________________________    By____________________________
                                       Richard R. Previdi, Vice
                                         President


     The undersigned hereby agrees to the foregoing Amendment:


ATTEST:                            NORTH AMERICAN MEDICAL
                                   RESEARCH CORPORATION


_______________________________    By____________________________
William P. Kelly, Assistant             John R. Considine, Vice
 Secretary                                President

               INDEMNIFICATION AND STOCK TRANSFER AGREEMENT

     THIS INDEMNIFICATION AND STOCK TRANSFER AGREEMENT (this "Agreement") is made as of the 28th day of February 1997 between AMERICAN CYANAMID COMPANY, a Maine corporation ("Seller") and WELLSFORD WAYNE CORP., a New Jersey corporation as permitted assignee of WELLSFORD COMMERCIAL
PROPERTIES, L.L.C. ("Buyer").

                    INTRODUCTORY STATEMENTS:

     A. By Purchase and Sale Agreement dated November 21, 1996, and amended by Amendment to Purchase and Sale Agreement dated January 13, 1997, Second Amendment to Purchase and Sale Agreement dated February 13, 1997 and Third Amendment to Purchase and Sale Agreement ("Third Amendment") of even date herewith (as amended, the "Sale Contract"), Seller agreed to sell to Wellsford Commercial Properties, L.L.C. ("Wellsford") and Wellsford agreed to buy from Seller certain property in Wayne, New Jersey. All capitalized terms herein shall have the same meaning as was ascribed to such terms in the Sale Contract, unless otherwise indicated.

     B. North American Medical Research Corporation, a wholly owned subsidiary of Seller (hereinafter, "NAMRC"), owns one of the three properties to be conveyed by Seller to Buyer pursuant to the Sale Contract, to wit, that certain parcel of real property together with improvements constructed thereupon known as 1700 Valley Road, Wayne, New Jersey, and more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the "1700 Property").

     C. Pursuant to an Assignment of Purchase and Sale Agreement dated as of February 27, 1997, the rights of Wellsford under the Sale Contract were assigned to Buyer. Pursuant to the Third Amendment, Buyer agreed to acquire title to the 1700 Property by accepting a transfer of all of the ownership interests of NAMRC, in lieu of the acceptance of a Deed to the 1700 Property by NAMRC or Seller, provided, inter alia, Seller delivers this Agreement to Buyer at settlement under the Sale Contract.

     NOW, THEREFORE, in consideration of the matters set forth in the foregoing recitals, which shall constitute a substantive part of this Agreement, the parties hereby agree as follows:

     1. Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer, each of which (i) is true, correct and complete in all material respects as of the date hereof,
(ii) is material to Buyer, (iii) will be relied upon by Buyer in acquiring the ownership of NAMRC in lieu of a deed to the 1700 Property, and (iv) will survive the transfer of ownership of NAMRC from Seller to Buyer at Closing on the Closing Date to the extent (and subject to the limitations) set forth in Section 3.D, below:

          A. Due Organization.. NAMRC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. NAMRC owns the entire fee simple title to the 1700 Property (legal and equitable). NAMRC has all necessary power and authority to own its properties and other assets and to carry on its business as it is now being conducted.

          B. Organizational Documents. Attached hereto as Exhibit B hereto are true, correct and complete copies of the Certificate of Incorporation and Bylaws of NAMRC, as each has been amended to date. Such Certificate of Incorporation and Bylaws, as so amended, are in full force and effect as of the date hereof, without further amendment.

          C. Capitalization. NAMRC has an authorized capitalization consisting solely of _____________ shares of Common Stock, $_____ par value. As of the date hereof there are issued and outstanding
____________ shares of such Common Stock (the "Subject Stock"), which represents and constitutes 100% of the issued and outstanding capital stock of NAMRC. Each issued and outstanding share of NAMRC's Common Stock has been duly authorized, validly issued, is fully paid and non-assessable and is not subject to preemptive rights of any kind. Seller owns unrestricted title to 100% of the Subject Stock, free and clear from all claims, liens, demands and encumbrances of any kind. Seller has not pledged, hypothecated, assigned or otherwise transferred the Subject Stock, or any part of Seller's right, title and interest therein, to any person or entity for any purpose.

          D. Options, Warrants, Etc. No person or entity has any right, subscription, warrant, call, option or other agreement of any kind to purchase or otherwise receive or to be issued any of the outstanding or authorized but unissued shares of NAMRC's capital stock or any securities or obligations of any kind convertible into shares of NAMRC's capital stock.

          E. Dividends and Distributions. NAMRC has not declared any dividend, distribution or other payment to the holders of its equity that has not been paid, nor is NAMRC obligated to make any such dividend, distribution or payment. NAMRC has not entered into any agreement or commitment pursuant to which it is required to redeem, repurchase or otherwise acquire its equity.

          F. Title to 1700 Property. NAMRC is the owner of good and indefeasible fee simple title to the 1700 Property, and the 1700 Property is held free and clear of all deeds of trust, liens, encumbrances and other claims of any kind except as set forth in Exhibit D attached hereto. The Company owns no real property or real property interests other than the 1700 Property (and the rights, hereditaments, appurtenances and benefits pertaining thereto).

          G. Other Property Owned and Business Conducted by NAMRC. Other than the 1700 Property, and any personal property owned by the Company which is physically located within the 1700 Property, NAMRC owns no other real or personal property of any kind. NAMRC has no employees, and is not engaged in any business other than the ownership and operation of the 1700 Property.

          H.   Taxes.

               (i) NAMRC has properly made all material filings, reports and returns (collectively "Returns") required to be filed by it with respect to all federal, state, local and foreign taxes of any kind or nature whatever, including without limitation any and all interest and penalties relating thereto and any estimated taxes (collectively "Taxes"), and has paid all Taxes shown or required to be shown on such Returns as well as all other Taxes which have become due since the filing thereof through and including December 31, 1996. NAMRC shall have no liability for any Taxes of any member of an affiliated group of which NAMRC is a member pursuant to Treasury Regulation 1.1502-6 or any analogous state or local tax provision. All material Taxes which NAMRC is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper governmental authorities to the extent required. There are no transactions or matters, or any other basis, which might or could result in additional taxes of any nature to NAMRC.

               (ii) The information shown on the federal and state income tax returns of NAMRC for calendar years 1993, 1994 and 1995 (true, correct and complete copies of which have been furnished by Seller to Buyer) and the tax basis and other tax attribute information of NAMRC provided to the Buyer by Seller or its accountants or other agents contemporaneous with the execution of this Agreement, are true, correct and complete, and fairly and accurately reflect the information purported to be shown.

               (iii) As of January 1, 1997, NAMRC's "book basis" in the 1700 Valley Property was $9,606,759.00 and NAMRC's "tax basis" in the 1700 Valley Property was $9,767,876.89.

               (iv) NAMRC had no income between January 1, 1997 and the date upon which Closing occurs. NAMRC shall provide Buyer, within thirty
(30) days after Closing, a true, correct and complete schedule of all expenses incurred by NAMRC between January 1, 1997 and the date of Closing, and shall, upon Buyer's request, provide all backup documentation for such expenses in order to facilitate the preparation of NAMRC's 1997 federal, state. and local tax returns.

          I. No Material Adverse Change. There has been no material adverse change in the financial condition of NAMRC, or the 1700 Property, since the date of NAMRC's most recent financial statement, a true, correct and complete copy of which is attached hereto as Exhibit E.

          J.   Litigation; Defaults.

               (i) Except as set forth on Exhibit F attached hereto, there is no action, suit, proceeding or investigation involving NAMRC pending before any court, governmental commission, agency or instrumentality or before any arbitration board or tribunal, and, to Seller's knowledge, no such action, suit, proceeding or investigation has been threatened against Seller by any person, entity or governmental authority.

               (ii) NAMRC is not subject to any judgment, order, injunction or ruling of any court or governmental commission, agency, authority or instrumentality.

          K. Agreement in Compliance. The execution and delivery of this Agreement and any documents transferring ownership of NAMRC from Seller to Buyer (the "Transfer Documents"), and the consummation of the transactions contemplated herein and therein, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreements to which Seller or NAMRC is bound, or result in the creation or imposition of, any lien, charge or encumbrance upon any of the property or assets of NAMRC, nor will such action result in a violation of the provisions of the charter or the by-laws of the NAMRC or any other agreements by which it is now governed or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over NAMRC.

          L. Contractual Obligations and Liabilities. Except as set forth in Exhibit G, there is no bond, debenture, note or other evidence of indebtedness, nor any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument under or pursuant to which any evidence of indebtedness has been issued to NAMRC, nor is there any other agreement or instrument of any kind to which NAMRC is currently a party or by which NAMRC is bound or affected, and other than the liabilities specifically referenced in Exhibit G attached hereto, NAMRC has no liabilities of any kind, contingent or non-contingent.

          M. Present Compliance with Laws. NAMRC is not in violation of any laws, ordinances or governmental rules or regulations to which it is subject, the violation of which would in any way affect the business, prospects, profits, or condition (financial or other) of NAMRC, or which would in any way affect the ability of NAMRC to perform its obligations under this Agreement and the Transfer Documents, provided that with respect to the conformity of the 1700 Property with laws, ordinances or governmental rules or regulations to which it is subject, the provisions of
Section 10.1(c) of the Sale Contract shall supersede the foregoing representation.

          N. ERISA. There is no "employee benefit plan," "employee pension benefit plan," "defined benefit plan," or "multiemployer plan," which NAMRC has established or maintained or to which NAMRC is required to contribute. As used in this Section 1.N., the terms "employee benefit plan," "employee pension benefit plan," "defined benefit plan," and "multiemployer plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA. In addition, there are no collective bargaining agreements or union contracts to which NAMRC is a party, or to which it is bound.

          O.   FIRPTA.   Seller is not a "foreign person" within the
meaning of the Foreign Investment in Real Property Act, as amended (the "Act"). At the time of Closing, Seller shall execute such instruments, certifications, and/or affidavits as Buyer or its title insurance company may deem necessary in order to comply with the Act (including a FIRPTA affidavit).

     2. Stock Transfer. Seller shall deliver to the Buyer, simultaneous with the execution and delivery of this Agreement, stock certificates representing all of the capital stock of NAMRC (the "Subject Stock"), accompanied by duly executed stock assignments, bills of sale, assignments and other instruments of transfer in accordance with the provisions hereof, transferring to Buyer all of Seller's right, title and interest in and to the Subject Stock and NAMRC. In addition, Seller shall deliver to Buyer such other documents and instruments as Buyer may reasonably require in order to evidence the stock transfer contemplated hereby.

     3.   Indemnity; Survival of Representations and Warranties.

          A. Except as hereafter provided, Seller shall, and hereby does, indemnify and hold harmless the Buyer and its successors and assigns, from and against any and all damages, claims, losses, liabilities and expenses, including without limitation reasonable legal expenses incurred by Buyer in connection therewith (collectively, "Losses"), which may arise out of (i) any breach of or the inaccuracy of any of the representations, warranties or covenants made in this Agreement by Seller; (ii) any claim or action asserted by any third party against NAMRC or Buyer after Closing to the extent arising out of or in connection with any event, occurrence, act or omission occurring in connection with the business and activities of NAMRC prior to the Closing Date; and (iii) any and all liability of NAMRC for Taxes accruing, or otherwise attributable to periods ending, on or before December 31, 1996. It is the intent of the parties that this indemnification place Buyer in the same (but no better) position viz a viz liability to third parties for the obligations of NAMRC arising in connection with the period prior to the Closing Date that Buyer would have been in had it acquired title to the 1700 Property by deed from NAMRC or
Seller pursuant to the terms of the Sale Contract.   Seller shall not be
entitled to seek contribution from NAMRC in connection with its obligations under this Section 3.

          B. Within thirty (30) days after obtaining knowledge thereof, Buyer shall notify (or cause NAMRC to notify) Seller in writing of any claim which has been asserted in writing against Buyer or NAMRC which is within the scope of this indemnity. Such notice shall specify in reasonable detail the nature and estimated amount of such claim, to the extent the same can be estimated, the basis on which such claim purports to have been asserted, whether it appears such claim is covered by insurance, and whether any rights of indemnification may exist against any third party with respect to such claim. Within thirty (30) days after the receipt by Seller of such notice, Seller shall satisfy its obligations under this
Section 3 or shall advise Buyer that, in good faith, Seller disputes the claim.

          C.   The failure of Buyer to notify Seller in accordance with
Section 3.B, above, shall not preclude Buyer from seeking indemnification hereunder unless (and solely to the extent) such failure has materially prejudiced the ability of Seller to defend such claim. Seller shall promptly defend such claim by counsel of its own choosing and reasonably acceptable to Buyer, and Buyer shall cooperate reasonably with Seller in the defense of such claim, including the settlement of the matter on any basis proposed by Seller and consented to by Buyer, which consent shall not be unreasonably withheld (provided that Seller shall in all events be responsible for all costs and expenses of any such settlement), and including full access, at any reasonable time, to such information relating to NAMRC possessed by Buyer (and its successors) as shall reasonably be necessary for Seller to conduct such defense. If Seller fails, within a reasonable time after receiving notice of such a claim, to defend Buyer, Buyer shall be entitled to undertake the defense, compromise or settlement of such claim at the expense and risk of, and for the account of, the Seller.

          D. Other than the Seller's representations in Section 2.H, above, which shall survive the execution and delivery of this Agreement and the Transfer Documents on the Closing Date without limitation other than the applicable statute of limitations, the warranties and representations of Seller contained in this Agreement, or in any certificate, document, instrument or agreement delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement and the Transfer Documents on the Closing Date for a period of one (1) year, and shall, subject to such limitation, inure to the benefit of Buyer and its legal representatives, heirs, successors or assigns; provided, however, that any intentional misrepresentation by Seller contained herein shall not be subject to such one (1) year limitation on survival. Any claim brought by Buyer against Seller for breach or inaccuracy of any warranties and representations which are subject to the foregoing one (1) year survival limitation shall be valid if Buyer notifies Seller thereof in writing prior to the expiration of such one (1) year period, and a formal legal action is brought by Buyer in connection therewith no later than ninety (90) days after the expiration of such one (1) year period. The foregoing survival limitation shall not apply to the Seller's indemnification under Section 3.A above, except and solely to the extent such indemnification arises pursuant to clause (i) of
Section 3.A. In addition, to the extent any warranty or representation set forth herein corresponds to a representation of Seller set forth in the Sale Contract with regard to the 1700 Property and/or NAMRC which survives closing under the Sale Contract without limitation, the applicable survival provisions of the Sale Contract shall supersede the foregoing one (1) year survival limitation.

          E. The indemnification set forth in this Section 3 shall constitute Buyer's exclusive remedy against Seller in connection with (i) any breach of this Agreement, (ii) the inaccuracy of any warranty or representation set forth herein, (iii) any claim or action asserted by any third party against NAMRC or Buyer after Closing to the extent arising out of or in connection with any event, occurrence, act or omission occurring in connection with the business and activities of NAMRC prior to the Closing Date, and (iv) any liability of NAMRC for Taxes accruing, or otherwise attributable to periods ending, on or before December 31, 1996, except and solely to the extent that the Sale Contract provides for any additional or more expansive remedy in connection with the same matter.

     4.   Miscellaneous Provisions.

          A. Taxes, Fees and Expenses. Seller shall be responsible for all sales, transfer, gains or income taxes due or payable by Seller in connection with the stock transfer transaction contemplated hereby. Seller shall cooperate with Buyer with regard to the filing of NAMRC's federal, state and local tax returns for the period ending on the Closing Date.

          B. Amendment, Modification and Severability. No term, condition or provision of this Agreement may be amended, modified or waived except by a written agreement signed by all of the parties hereto. A waiver of any term or condition of this Agreement shall not be deemed to be a further or continuing waiver of any other breach of such term or condition. If any provision of this Agreement shall be invalid, inoperative or unenforceable, this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision were reformed so that it would be valid, operative and enforceable to the maximum extent permitted.

          C. Notices. All notices, requests or other communications required or permitted hereunder shall be given in the same manner as is prescribed for the giving of notices in the Sale Contract, as if Section
16.8 of the Sale Contract were fully restated herein.

          D. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, including the Exhibits hereto and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.

          E. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws.


     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

WITNESS/ATTEST:                         AMERICAN CYANAMID COMPANY



__________________________         By:  _________________________
                                   Name:_________________________
                                   Title:________________________

WITNESS/ATTEST:                         WELLSFORD WAYNE CORP.


__________________________         By:  _________________________
                                   Name:_________________________
                                   Title:________________________